Exhibit 4.21

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE (i) IT IS NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

ASSIGNMENT OF LEASE AGREEMENT

Article 1 - The Parties

Assignor	Assignee	Lessor
Title: D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ	Title: D FAST DAĞITIM HİZMETLERİ VE LOJİSTİK ANONİM ŞİRKETİ	Title: Emrenes Orman Ürünleri San. ve Tic. Ltd. Şti.
Tax Identification Number: Boğaziçi Corporate Tax Office – [***]	Tax Identification Number: Kağıthane Tax Office - [***]	Tax Identification Number: Seyhan Tax Office - [***]
Address: KUŞTEPE MAH., MECİDİYEKÖY YOLU CAD., N.12, TRUMP TOWERS, KULE 2, K:2, ŞİŞLİ/İSTANBUL	Address: KUŞTEPE MAH., MECİDİYEKÖY YOLU CAD., TRUMP TOWERS, KULE 2, N:12, K:2, ŞİŞLİ/İSTANBUL	Address: Fevzipaşa Mah., Turhan Cemal Beriker Bulvarı, No:388/A, Seyhan/ADANA

Article 2 - Subject Matter of the Agreement

The subject matter of this agreement is to set forth the terms and conditions under which the Assignor assigns to the Assignee immovable property leased as a workplace under the existing Lease Agreement with signing date of 31/08/2020, which is considered as an annex to this assignment agreement, and the Additional Protocol dated 01/09/2024 (“Lease Agreement”), under the following terms and conditions, and under which the Lessor expressly consents to the assignment of the Lease Agreement to the Assignee.

Article 3 - Terms of the Agreement

3.1

Pursuant to this Assignment Agreement, the Assignor hereby assigns and transfers to the Assignee, effective as of September 1, 2025, the entire workplace leased at the address “Zeytinli Mah., Turhan Cemal Beriker Blv. 525/A SEYHAN/Adana” comprising a land area of 12,116 m² and including the enclosed area constructed thereon.

3.2

Pursuant to this Assignment Agreement, the Assignee assumes all obligations set forth in the Lease Agreement in the same capacity and under the same conditions as the Lessee, effective as of 01/09/2025.

3.3

Notwithstanding the provision prohibiting assignment in Article 6 of the lease agreement, the Lessor expressly consents to the assignment of the lease agreement to the Assignee under the terms and conditions stipulated in this Lease Assignment Agreement.

3.4

The parties agree that the phrase “Doğan Online and Doğan Group affiliates and group companies” in Article 5 of the Lease Agreement shall be amended to read as “D-Market Elektronik Hizmetler ve Tic. A.Ş. affiliates and group companies.”

3.5

Effective from 01/09/2025, the status of leaseholder (Lessee) shall be transferred to the Assignee in accordance with this Assignment Agreement. The status of the Assignor as leaseholder (Lessee) shall terminate.

3.6	The Assignee accepts and agrees to all terms and conditions set forth in the Lease Agreement.
3.7

The Lease Agreement entered into between the Parties and all provisions thereof, except for the amendments set forth in this Assignment Agreement, shall continue to be valid and binding in their entirety and shall be interpreted as a whole, including the provisions of this Assignment Agreement. The Parties acknowledge that this Assignment Agreement constitutes an integral part of the Lease Agreement.

3.8

Any disputes arising out of or in connection with this Assignment Agreement shall be subject to the exclusive jurisdiction of the Courts and Enforcement Offices of Istanbul. This Assignment of Lease Agreement has been signed by the parties on 01/09/2025 and shall be effective as of 01/09/2025.

D-Market Elektronik Hizmetler ve Ticaret Anonim Şirketi (two signatures affixed to the stamp)	D Fast Dağıtım Hizmetleri ve Lojistik Anonim Şirketi (two signatures affixed to the stamp)	Emrenes Orman Ürünleri San. ve Tic. Ltd. Şti. (one signature affixed to the stamp)